Exhibit 5.1

CONYERS DILL & PEARMAN PTE. LTD. 9 Battery Road #20-01 MYP Centre Singapore 049910 T +65 6223 6006 conyers.com

17 September 2025

Matter No. 1008684

Ref: CB/AL/RLX/MY/AP_Legal#110989458

TGE Value Creative Solutions Corp

Cricket Square, Hutchins Drive

P.O. Box 2681, Grand Cayman

Ky1-1111, Cayman Islands

Dear Sir/Madam,

Re: TGE Value Creative Solutions Corp (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Securities Act") (including its exhibits, the "Registration Statement") and the prospectus contained therein (the “Preliminary Prospectus”) in connection with the initial public offering of an aggregate of up to 17,250,000 units (including up to 2,250,000 units that may be purchased to cover over-allotments, if any) at an offering price of US$10.00 per unit, consisting of one Class A ordinary share of par value US$0.0001 each per share (a “Class A Ordinary Share”) and one-half of one redeemable warrant to receive one Class A Ordinary Share (a “Warrant”) (a Class A Ordinary Share and a Warrant, together being a “Unit”) pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company and Cohen & Company, the representative of the underwriters (the “Underwriters”) to the Underwriting Agreement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement;

1.2.	the Preliminary Prospectus;

1.3.	the form of Underwriting Agreement;

1.4.	the form of unit certificate representing the Units (the “Unit Certificate”); and

1.5.	the form of warrant agreement and the form of warrant certificate constituting a Warrant (together the “Warrant Documents”).

The documents listed in items 1.1 through 1.6 above are collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Company Registration Number: 200903993W

We have also reviewed copies of the following:

1.6.	the amended and restated memorandum and articles of association of the Company certified by the Secretary of the Company on 17 September 2025 (“Current M&As”);

1.7.	the unanimous written resolutions of the directors of the Company passed on 11 August 2025, and the unanimous written resolutions of the shareholders of the Company to be passed prior to the effectiveness of the Registration Statement, approving, inter alia, the issue of the Warrants, the Units and/or the Class A Ordinary Shares (collectively, the “Resolutions”);

1.8.	the latest drafts of the second amended and restated memorandum and articles of association of the Company proposed to become effective immediately upon the effectiveness of the Registration Statement (the “Listing M&As”);

1.9.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 16 September 2025 (the “Certificate Date”); and

1.10.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.4.	that the Resolutions were or will be passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that the Company will issue the Units in furtherance of its objects as set out in the Memorandum of Association of the Company;

2.6.	that the form and terms of the Units, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands;

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2.7.	that the Listing M&As will be duly adopted by the Company in substantially the same form as that examined by us for purposes of this opinion and will become effective immediately prior to the allotment and issue of the Class A Ordinary Shares;

2.8.	that the Listing M&As will not be amended in any manner that would affect the opinions expressed herein;

2.9.	that, upon the issue of the Class A Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof;

2.10.	that the Company will have sufficient authorised share capital to effect the issue of any Class A Ordinary Shares at the time of issuance;

2.11.	the capacity, power and authority of each of the parties to the Documents, other than the Company, where a party, to enter into and perform its respective obligations under the Documents;

2.12.	the due execution of the Documents by each of the parties thereto, other than the Company, where a party, and the physical delivery thereof by each of the parties thereto with an intention to be bound thereby;

2.13.	that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.14.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.15.	the validity and binding effect under the laws of the United States of America or the State of New York (as the case may be, the "Foreign Laws") of the Documents in accordance with their respective terms;

2.16.	the validity and binding effect under the Documents of the submission by the Company to the jurisdiction of the state and federal courts of the United States of America located in the City of New York, Borough of Manhattan (the “Foreign Courts”);

2.17.	there are no records of the Company, agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

2.18.	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

2.19.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

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2.20.	the validity and binding effect under the laws of the United States of America of the Registration Statement and Prospectus and that the Registration Statement will be declared effective by the SEC prior to, or concurrent with, the sale of the Units pursuant to the Registration Statement;

2.21.	the offering of the Units and the transactions contemplated thereunder complies with the requirements of the applicable rules of the New York Stock Exchange and at the time of the issue or transfer of any Units, the Units will be listed on the New York Stock Exchange;

2.22.	that on the date of entering into the Documents and any issue of the Units and/or Class A Ordinary Shares, the Company is, and after the date of entering into the Documents and any such issue of Units and/or Class A Ordinary Shares, and will be able to pay its debts;

2.23.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary, direct or indirect, of any sovereign entity or state;

2.24.	the Company has not taken any action to appoint a restructuring officer; and

2.25.	no restrictions notice (the “Restrictions Notice”) under the Beneficial Ownership Transparency Act has been issued or will be issued with respect to or that may affect, directly or indirectly, any of the shares, interests, rights or obligations of the Company that are the subject of the transactions referred to in the Documents (the “Relevant Interests”).

3.	QUALIFICATIONS

3.1.	The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of the Documents simultaneously underway against the Company in another jurisdiction.

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3.2.	When used herein, the term "non-assessable" means that no further sums are required to be paid by the holder of Class A Ordinary Shares in connection with the issue thereof.

3.3.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. We express no view as to the commercial terms of the Underwriting Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company. We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

3.4.	Enforcement of any document to the extent it relates to the Relevant Interests may be affected or prohibited if a Restrictions Notice is issued in respect of such Relevant Interests in accordance with the Beneficial Ownership Transparency Act.

3.5.	The opinions in this opinion are strictly limited to the matters contained in the opinions section below and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Underwriting Agreement (other than documents referenced in this opinion) and express no opinion or observation upon the terms of any such documents. This opinion is issued solely for the purposes of the filing of the Registration Statement and the registration of the Units by the Company and is not to be relied upon in respect of any other matter.

3.6.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	When issued and paid for in accordance with the terms of the offering described in the Documents, and when recorded in the register of members of the Company, the Class A Ordinary Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

4.3.	When duly executed and delivered by or on behalf of the Company, the Warrant Documents and the Unit Certificate will constitute the valid and binding obligations of the Company enforceable in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. It may not be used, circulated or otherwise referred to any other for any other purpose as set out herein.

Yours faithfully,

/s/ Conyers Dill & Pearman Pte. Ltd.

Conyers Dill & Pearman Pte. Ltd.

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